Exhibit 3.1


                            Certificate of Amendment
                                     to the
                      Restated Certificate of Incorporation
                                       of
                            nStor Technologies, Inc.
                             a Delaware Corporation

     Pursuant to the Delaware General Corporation Law Section 242, the Amendment to the Restated Certificate of Incorporation of nSTOR TECHNOLOGIES, INC., a Delaware corporation (the "Corporation") is hereby amended as follows:

     1. Subsection (a) of Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

          "(a) The total number of shares which the Corporation is authorized to issue is Two Hundred and Thirty One Million (231,000,000). The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Preferred Stock authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Two Hundred and Thirty Million (230,000,000). The Preferred Stock shall have a par value of $.01 per share and the Common Stock shall have a par value of $.05 per share. The aggregate par value of all shares of Preferred Stock is $10,000 and the aggregate par value of all shares of Common Stock is $11,500,000.

     Except as set forth above, the Restated Certificate of Incorporation of the Corporation shall remain unchanged.

     The foregoing amendment to the Restated Certificate of Incorporation of the Corporation was duly proposed, adopted and approved by the members of the Board of Directors of the Corporation on September 2, 2002 and by a majority of the Stockholders of the Corporation on October 8, 2002, pursuant to the Delaware General Corporation Law. The number of votes cast in favor of the foregoing amendment by the Stockholders was sufficient for approval of the amendment.

     This amendment shall be effective at the time of filing of this Certificate of Amendment.

     IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment on October 8, 2002.



                                          nSTOR TECHNOLOGIES, INC.

                                         By: /s/ Jack Jaiven
                                         Name: Jack Jaiven
                                         Title: Vice President